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                                                                    EXHIBIT 99.3

[EVI, INC. LETTERHEAD]

                   EVI TO ACQUIRE TRICO, BMW MONARCH AND BMW
                             PUMP FOR $210 MILLION



October 9, 1997, Houston, Texas-EVI, Inc. (NYSE-EVI) today announced it has signed a definitive agreement to acquire the stock of Trico Industries, Inc. ("Trico") from PACCAR Inc (NASDAQ-PCAR). The Company also announced that it has signed definitive agreements to acquire the stock of BMW Monarch and BMW Pump from their current owners. Total consideration for all three acquisitions is approximately $210 million in cash and assumed debt. Trico, BMW Monarch and BMW Pump had combined revenues for the twelve months ended June 30, 1997 of approximately $190 million.

Trico is a Texas based manufacturer and distributor of sub-surface reciprocating pumps, sucker rods, accessories and hydraulic life systems. Trico has manufacturing locations in San Marcos and Greenville, Texas. The acquisition of Trico will further expand the range of artificial lift products and technology offered by the Company's artificial lift and completion tool segment. Trico is the largest manufacturer of hydraulic lift systems in the world. Hydraulic lift is a specialty technology that addresses high volume wells typically in deviated configurations. Trico's hydraulic lift technology will join the Company's rod lift, progressing cavity lift and gas lift product lines. The addition of Trico's hydraulic lift technology enhances the Company's ability to provide its clients with a complete line of artificial lift solutions.

BMW Pump is a Canadian based manufacturer of progressing cavity pumps, and BMW Monarch is a Canadian supplier of progressing cavity pumps as well as other production related oilfield products. The acquisition of BMW Pump and BMW Monarch will allow the Company to consolidate the manufacturing operations, marketing, applications engineering and service operations with those of the Company in Canada. The Company believes that progressing cavity pumps, with their low initial capital costs, high efficiency rates and overall versatility are the fastest growing form of artificial lift in the world today.

The Company's acquisition of Trico, BMW Monarch and BMW Pump are subject to various conditions, including the receipt of all necessary governmental consents and approvals and the expiration of all applicable waiting periods.

EVI is a manufacturer of engineered oilfield products. The Company manufactures drilling tools, premium tubulars, marine connectors and production equipment.

Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8440